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                                                                    EXHIBIT 99.1

                                                              Michael A. Piraino
                                                         Chief Financial Officer
                                                        (714) 553-1102, ext. 146


                     DATA PROCESSING RESOURCES CORPORATION
                ACQUIRES SPECTRUM SOFTWARE SERVICES GROUP, INC.
                  FOR CASH AND STOCK TOTALING  $32.2 MILLION
                                      --
          National Lawson Software Practice Located in Austin, Texas
                                      --
          Acquisition Expands Value-Added Practice Service Offerings


NEWPORT BEACH, CALIFORNIA, January 28, 1998 - Data Processing Resources Corporation (Nasdaq:DPRC) today announced that it has acquired substantially all of the assets of Spectrum Software Services Group, Inc ("S3G") for cash and restricted DPRC common stock.

     Under the terms of the definitive purchase agreement (the "Agreement"), the purchase price was approximately $32.2 million, consisting of $28.2 million in cash and 204,552 shares of restricted DPRC common stock, valued at $4.0 million (computed using the average closing price of DPRC's common stock for 20 trading days preceding the signing of the Agreement.) The Agreement also calls for an earnout contingent upon S3G's earnings before interest and taxes ("EBIT") for the year ending December 31, 1998. The earnout provisions contain certain minimum EBIT growth hurdles before any contingent consideration may be paid.
The acquisition will be accounted for as a purchase and the excess of cost over fair value of the net assets acquired of approximately $29 million will be allocated to goodwill. S3G's revenues for the year ended December 31, 1997 were approximately $10 million.

     S3G, which was founded in 1994 by Michael G. McCarthy, maintains its sales, recruiting, training and development "lab" offices in Austin, Texas. S3G's information technology staffing ("IT") business engages primarily in supporting Lawson Software packaged implementations. The Lawson Software platform is an enterprise-wide resource planning ("ERP") client/server business application specializing in financials, human resources, procurement and supply chain management. S3G currently employs approximately 85 consultants, located in approximately 20 states. S3G's current client list includes such companies as Borders Group, Inc., Andersen Consulting and Walgreens, which, of course, further broadens DPRC's client base.

     Commenting on the acquisition, David M. Connell, DPRC's President and Chief Operating Officer, stated, "The acquisition of S3G reflects our Company's strategy of expanding our IT service offerings as a means of further penetrating existing clients as well as converting new clients. The Lawson Software product is considered a high-end, enterprise-wide ERP solution and generally
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Data Processing Resources Corporation
January 28, 1998
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requires a significant amount of training and implementation expertise, which is the nature of S3G's practice as a solutions provider. The Lawson Software services practice joins DPRC's other "value-added" service offerings which include Year 2000 Compliance, Network Management and HelpDesk, SAP, Tandem and Internet services.

     Mr. Connell added, "We are very excited about this new development and are exceptionally pleased to have added more outstanding management talent and strength to our organization as a result of this acquisition. Together we combine the strength of DPRC's branch network with S3G's project management and technical abilities to expand our respective business relationships. Mike McCarthy and his management team will remain in place post acquisition pursuant to the terms of their respective employment agreements. DPRC's acquisition strategy is to carefully evaluate potential candidates, conduct thorough due diligence investigations and most importantly integrate the new businesses in such a way that synergies between the companies are optimized."

     Mike McCarthy, founder and President of S3G, added, "I am excited about combining our company with DPRC. The opportunity to leverage our Lawson Software expertise across DPRC's broader base of clients and offices, coupled with the ability to provide our consultants with additional opportunity for expanding their skills and responsibilities are compelling reasons for this transaction."

     Statements herein concerning the Company's growth and strategies may include forward-looking statements, and the Company's actual results may differ materially from those suggested as a result of various factors, including, without limitation, the Company's ability to recruit and retain qualified technical consultants; identify, acquire and integrate suitable acquisition candidates; obtain sufficient working capital to support such growth; and compete successfully with existing and future competitors. Interested parties should refer to the disclosures set forth under the caption "Risk Factors" and elsewhere in the Company's prospectus dated January 21, 1997 for additional information regarding risks affecting the Company's financial condition and results of operations.

     Data Processing Resources Corporation provides information technology staffing services through a network of sixteen branch facilities and three international recruiting offices to a diverse group of corporate clients through a database of highly qualified technical consultants. Additional information on DPRC is now available via the Internet's World Wide Web at http://www.dprc.com. For more investor information via facsimile, please call 1-800-PRO-INFO and enter client code DPRC.

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